Exhibit 10.12

DATED	2016

ORBIMED PRIVATE INVESTMENTS VI, LP

and

VERONA PHARMA PLC

and

NPLUS1 SINGER ADVISORY LLP

RELATIONSHIP AGREEMENT

relating to

VERONA PHARMA PLC

5 New Street Square | London EC4A 3TW Tel +44 (0)20 7300 7000 Fax +44 (0)20 7300 7100 DX 41 London www.taylorwessing.com

THIS DEED is made on	2016

BETWEEN

(1)                                 ORBIMED PRIVATE INVESTMENTS VI, LP (a Delaware limited liability company) whose registered office is at 601 Lexington Avenue, 54th Floor, New York, NY 10022, USA, acting by its general partner OrbiMed Capital GP BI LLC and its managing member OrbiMed Advisors LLC (the “Shareholder”);

(2)                                 VERONA PHARMA PLC (registered in England with company number 05375156) whose registered office is at One, Central Square, Cardiff CF10 1FS (the “Company”); and

(3)                                 NPLUS1 SINGER ADVISORY LLP (registered in England with number OC364131), whose registered office is at One Bartholomew Lane, London, EC2N 2AX (the “Nomad”).

INTRODUCTION

(A)                               The Company intends to undertake a fundraising whereby securities of the Company (the “Units”) will be offered for subscription, with each Unit consisting of (i) one new Ordinary Share (“New Ordinary Shares”); and (ii) one Warrant. The New Ordinary Shares are proposed to be admitted to trading on the AIM market operated by the London Stock Exchange plc and Ordinary Shares arising from exercise of Warrants will also be admitted to trading in due course.

(B)                               The Shareholder will, on Admission be the beneficial owners of, in aggregate, approximately 8.8 per cent. (8.8%) of the total number of votes capable of being cast on a poll at general meetings of the Company (assuming all the Warrants are exercised).

(C)                               The Shareholder and the Company wish to regulate the relationship between them to ensure that:

(a)                                 all transactions, agreements, relationships and arrangements entered into between the Shareholder’s Group and the Company’s Group will only be made on an arm’s length basis and on normal commercial terms; and

(b)                                 with effect from Admission, the Company will be capable at all times of carrying on its business independently of the Shareholder’s Group.

AGREED TERMS

1.                                      Definitions and interpretation

1.1                               In this deed (including the introduction) the following words and expressions have the following meanings, except as otherwise provided or where the context otherwise requires:

“Act” means the Companies Act 2006;

“Admission” means the admission of the New Ordinary Shares to trading on AIM becoming effective in accordance with the AIM Rules;

“ADSs” means American Depository Shares;

“AIM” means the AIM market operated by the London Stock Exchange plc;

“AIM Nomad Rules” means the AIM Rules for Nominated Advisers published by the London Stock Exchange;

“AIM Rules” means the AIM Rules for Companies published by the London Stock Exchange;

“Approved Non-executive Director” has the meaning given in clause 5.1(a);

“Articles” means the articles of association of the Company from time to time;

“Associate” means in relation to a person:

(a)                                 a person who is his associate and the question of whether a person is an associate of another shall be determined in accordance with:

(i)                                     section 435 of the Insolvency Act 1986 (whether or not an associate as so defined); and

(ii)                                  to the extent not covered by the Insolvency Act 1986, in the Listing Rules of the Financial Conduct Authority; and

(b)                                 any group undertaking (as defined in section 1161 of the Companies Act 2006) of that person;

“Board” means the board of directors of the Company as constituted from time to time;

“Company’s Group” means the Company and any other body corporate which is from time to time its subsidiary undertaking (as defined in section 1162 of the Act);

“Company’s Nominated Adviser” means the Nomad or such other nominated adviser as appointed by the Company from time to time;

“Controlling Shareholder” means any person who is entitled to exercise, or control the exercise of, six and a half per cent. (6.5%) of the issued share capital (not including any treasury shares of the Company), which for the avoidance of doubt, shall include voting shares, any non-voting shares capable of conversion into voting shares, or parallel non-voting ADSs capable of conversion into voting ADSs, if issued and as applicable, or otherwise entitled to appoint an Approved Non-executive Director;

“Directors” mean the directors of the Company from time to time and “Director” means any one of them;

“Exempt Placement” means an exempt placement of the Company’s securities in accordance with Regulation D under the Securities Act and/or Regulation S under the Securities Act;

“Independent Directors” means a Director who is determined by the then current Directors (excluding any Shareholder’s Related Directors, and having taken advice from the Company’s Nominated Adviser) to be independent in character and judgment from any Shareholder’s Group and in relation to whom the then current Directors determines that there are no relationships or circumstances which are likely to affect, or could appear to affect, his judgment in relation to his role as a director of the Company;

“London Stock Exchange” means the London Stock Exchange plc;

“Member of the Company’s Group” means a person within the Company’s Group;

“Member of the Shareholder’s Group” means, in relation to a Shareholder, a person within that Shareholder’s Group;

“NASDAQ” means the NASDAQ Global Market or the NASDAQ Capital Market;

“New Ordinary Shares” has the meaning given in recital (A) of this agreement;

“Ordinary Shares” means ordinary shares of 0.1 pence each in the capital of the Company from time to time;

“Securities Act” means the United States Securities Act of 1933, as amended;

“Shareholder’s Group” means, in relation to a Shareholder, that Shareholder and each of that Shareholder’s Associates from time to time;

“Shareholder’s Related Directors” means any Director who is also a director and/or employee of a company within the Shareholder’s Group, including any Approved Non-executive Director;

“subsidiary undertaking” and “parent undertaking” have the meanings given in section 1162 of the Companies Act 2006;

“Takeover Code” means the UK City Code on Takeovers and Mergers as amended, supplemented or replaced from time to time;

“Tranche 2” means an anticipated placing of Ordinary Shares proposed to take place within 180 days of completion of Admission, consisting of the US IPO and any concurrent Exempt Placement;

“Trigger Number of Ordinary Shares” determined from time to time, means a number of Ordinary Shares equal to the lesser of (i) six and a half per cent. (6.5%) of the issued Ordinary Shares of the Company, and (ii) sixty per cent. (60%) of (a) the number of New Ordinary Shares the Shareholder is purchasing plus, (b) from and after the US IPO, the number of Ordinary Shares required to be purchased by the Shareholder in the US IPO to avoid forfeiture of the Shareholder’s Warrants under the terms and conditions of the Warrant Instrument;

“US IPO” means the proposed registration by the Company under the Securities Act of the ADSs to be issued in Tranche 2 and the listing of ADSs on NASDAQ;

“Warrant” means one warrant to purchase two-fifths (0.4) of an Ordinary Share; and

“Warrant Instrument” means the warrant instrument to be entered into in respect of the Warrants.

1.2                               In this agreement:

(a)                                 reference to:

(i)                                     any statute or statutory provision includes a reference:

(A)                               to that statute or statutory provision as from time to time consolidated, modified, re-enacted (with or without modification) or replaced by any statute or statutory provision; and

(B)                               any subordinate legislation made under the relevant statutory provision,

except to the extent that any such consolidation, modification or re-enactment coming into force after the date of this agreement would increase or extend the liability of a party under this deed;

(ii)                                  the singular includes the plural and vice versa and any gender includes other genders;

(iii)                               the “introduction” or to a “clause” is a reference to the Introduction or the relevant clause of or to this agreement;

(iv)                              a person includes all forms of legal entity including an individual, company, body corporate (wherever incorporated or carrying on business), unincorporated association, governmental entity and a partnership and, in relation to a party who is an individual, his legal personal representative(s); and

(v)                                 “this agreement” includes this agreement as amended or supplemented from time to time;

(b)                                 the words “include” and “including” are to be construed as being by way of illustration or emphasis only and are not to be construed so as to limit the generality of any words preceding them;

(c)                                  the words “other” and “otherwise” are not to be construed as being limited by any words preceding them; and

(d)                                 the headings to clauses are to be ignored in construing this agreement.

2.                                      Condition precedent and duration

2.1                               The obligations of the parties under this agreement will become unconditional upon Admission taking place.

2.2                               The obligations and restrictions of the Shareholder pursuant to this agreement shall continue in full force and effect, in relation to a Shareholder, for so long as any Member of the Shareholder’s Group (whether individually or collectively) is a Controlling Shareholder. The rights and obligations of the parties under clauses 3,4,5 (other than 5.3(c)), 6 and 7.6 will automatically terminate in relation to any Shareholder upon:

(a)                                 that Shareholder and each Member of the Shareholder’s Group (whether individually or collectively) ceasing to hold the Trigger Number of Ordinary Shares; or

(b)                                 the Ordinary Shares ceasing to be admitted to AIM.

2.3                               This agreement shall terminate and be of no further force or effect (except for the confidentiality obligations in clause 7.2 and obligations under clause 5.3(c) with respect to information obtained prior to termination) upon the first date on which the Shareholders cease to have any rights or obligations under clauses 3, 4, 5 (other than 5.3(c)), 6, 7.6 and 13.

3.                                      Conduct of transactions and relationships

3.1                               The Shareholder undertakes to the Company and the Nomad that the Shareholder shall, and shall procure (so far as it is able to do so) that each of the Shareholder’s Associates shall:

(a)                                 conduct all transactions, agreements and relationships (whether contractual or otherwise, but including, for the avoidance of doubt, any variations or amendments to any such transactions, agreements and relationships, or any decision to terminate, enforce, release or take any other action in relation to any such transactions, agreements and relationships) with any Member of the Company’s Group on arm’s length terms and on a normal commercial basis, including in accordance with the related party rules set out in the AIM Rules and any other applicable laws, regulations and stock exchange rules;

(b)                                 exercise its voting rights and all other rights and powers so as to ensure that each Member of the Company’s Group is at all times capable of carrying on its business and making decisions independently of the Shareholder’s Group;

(c)                                  not take any action or allow any omission to occur which prevents or restricts any Member of the Company’s Group from carrying on its business for the benefit of its shareholders as a whole and independently of the Shareholder’s Group;

(d)                                 exercise its voting rights and all other rights and powers in such a manner so as to procure (to the extent possible by the exercise of such voting rights) that:

(i)                                     there will always be a majority of Independent Directors on the Board and any committee of the Board;

(ii)                                  no Approved Non-executive Director shall vote upon any matter involving an actual or potential conflict of interest between the Company and the Shareholder; and

(iii)                               where any matters involving an actual or potential conflict of interest between the Company and the Shareholder are to be discussed, one or more Independent Director shall be present;

(e)                                  not exercise any of its voting or other rights and powers to procure any amendment to the Articles which would be inconsistent with this agreement;

(f)                                   not propose any resolution of the shareholders of the Company for the cancellation of the Company’s admission to trading on AIM, for the disapplication of any rights of pre-emption attaching to any shares in the capital of the Company or to vary or alter the share capital of the Company (but, subject to the remainder of this deed, nothing in this clause 3.1(f) shall preclude a Shareholder or the Shareholder’s Associates from otherwise voting on any such resolution if proposed by the Company); and

(g)                                  so far as it is within his control observe the provisions of this deed (as if they were a party to it as a Shareholder).

3.2                               The Shareholder undertakes to the Nomad and the Company (and undertakes to procure that its Associates shall) abstain from voting at any general meeting in respect of any resolution concerning any contract, arrangement or transaction solely between the Company or any Member of the Company’s Group and any Member of the Shareholder’s Group including, without limitation, any resolution required pursuant to the AIM Rules for Companies including, but not limited to, any required by Rule 13 of the AIM Rules for Companies.

3.3                               The Company shall (and shall exercise all powers vested in it to procure, that each other Member of the Company’s Group shall) conduct all transactions, agreements and relationships (whether contractual or otherwise) with the Shareholder and any Member of the Shareholder’s Group on arm’s length terms and on a normal commercial basis and in accordance with the related party rules set out in the AIM Rules.

3.4                               The Shareholder shall, to the extent that it is within its power to do so, procure that any Shareholder’s Related Director shall not vote or participate in any discussion at any meeting of the Directors or part thereof, or receive any information with respect thereto in relation to any actual or proposed transaction, agreement or matter in respect of which any Member of the Shareholder’s Group has any interest other than an interest as a shareholder of the Company in common with all other shareholders or in respect of which the Independent Directors (in their absolute discretion) consider that a conflict of interests exists between any Member of the Company’s Group and any Member of the Shareholder’s Group.

3.5                               The Shareholder hereby expressly acknowledges that any Shareholder’s Related Director will, as a Director of the Company, owe his fiduciary duties to the Company and that, where there is a conflict of interests between these fiduciary duties or the obligations of such Director under the AIM Rules or any other applicable laws or regulations and those the Shareholder’s Related Director owes to the Shareholder, the fiduciary duties owed to the Company or the obligations under the AIM Rules or any other applicable laws or regulations respectively shall prevail.

3.6                               In the event that any Shareholder or any of its Associates shall cease to be a Controlling Shareholder by virtue of a transfer of shares or through any other transaction or arrangement (“Transaction”) and one of its Associates shall be or become a Controlling Shareholder (“New Controlling Shareholder”) then, prior to any such Transaction taking effect, the Shareholder shall procure that the New Controlling Shareholder shall enter into a deed in a form acceptable to the Independent Directors to be bound by the provisions of this deed.

4.                                      Takeover Code

The Shareholder undertakes to the Company and the Nomad that he shall not, and shall, to the extent within his control, procure that no member of the  Shareholder’s Group nor any party acting in concert (as defined in the Takeover Code) with any of them without the prior consent of a majority of the Independent Directors:

(a)                                 acquire or offer to acquire shares in, or any other interest in, the relevant securities (as defined in the Takeover Code) of the Company or any other derivative or contract referenced thereto, where such acquisition would result in a mandatory takeover offer requirement arising pursuant to Rule 9 of the Takeover Code;

(b)                                 make an offer for all or any part of the share capital of the Company;

(c)                                  announce or take any action which, under the Takeover Code or otherwise, would require any takeover, merger, consolidation or share exchange or similar transaction involving securities of the Company; or

(d)                                 enter into an agreement relating to shares in or any other interest in the relevant securities (as defined in the Takeover Code) in the share capital of the

Company or any derivative or contract referenced thereto, for the express purpose of taking any of the action prevented by this clause 4.

5.                                      Approved Non-Executive Director

5.1                               Appointment

(a)                                 With effect from Admission, if and for so long as the Shareholder holds, in aggregate, interests in Ordinary Shares (assuming all the Warrants held by the Shareholder have been exercised) representing not less than the Trigger Number of Ordinary Shares, subject to clause 5.1(b), the Company shall procure such person as may be designated (or otherwise approved) by the Shareholder (an “Approved Non-executive Director”) shall be appointed to hold office as a non-executive Director of the Company (and if any Approved Non-executive Director shall resign or otherwise cease to hold office as a Director, then the Company shall procure such other person (if any) as may be designated (or otherwise approved) by the Shareholder to act as a replacement Approved Non-executive Director shall be appointed to so hold office as a non-executive Director of the Company).

(b)                                 The identity of any proposed Approved Non-executive Director shall be discussed between the Company and the Shareholder. The appointment of the Approved Non-executive Director shall be subject to the approval of the Nominations Committee and the Board (which approvals shall not be withheld or delayed, save where the appointment of such Approved Non-executive Director would be unlawful or unreasonable having regard to the fiduciary obligations of the Directors and the regulatory obligations of the Company).  For the avoidance of doubt, any nomination for appointment made by the Shareholders under this clause 5.1 shall be subject to the prior written approval of the Company’s Nominated Adviser (such approval not to be unreasonably delayed) and only to be refused by the Company’s Nominated Adviser if:

(i)                                     such appointment would thereby result in the Company no longer being appropriate for admission to trading on AIM; or

(ii)                                  such proposed appointee is not a fit and proper person for appointment as a director of a Company listed on AIM; or

(iii)                               such appointment would thereby result in the Company’s Nominated Adviser not complying in full with any of its responsibilities under the AIM Nomad Rules including AR2 and/or OR4 of Schedule 3 of the AIM Nomad Rules

The Company’s Nominated Adviser will notify the Company of its approval or rejection of any nominee to the Board (with reasons for such rejection, where applicable) as soon as practicable following receipt of such nomination.  In such circumstances a further nominee may then be put forward by the Shareholder.

(c)                                  The first Approved Non-executive Director, whose appointment is expected to be effective, subject to completion of customary appointment due diligence required by the AIM Nomad Rules, as from Admission (or as soon as reasonably practicable thereafter) shall be Rishi Gupta.

5.2                               Re-appointment and removal

(a)                                 If and for so long as the Shareholder holds, in aggregate, interests in Ordinary

Shares (assuming all the Warrants held by the Shareholder have been exercised) representing not less than the Trigger Number of Ordinary Shares, and provided always that the obligations contained in clauses 5.2(a)(i) and 5.2(a)(ii) below would not be unlawful or unreasonable having regard to the fiduciary obligations of the Directors and the obligations of the Company under applicable laws, regulations and stock exchange rules:

(i)                                     the Company shall use reasonable endeavours to procure that, in respect of any Approved Non-executive Director appointed in accordance with clause 5.1, a resolution of the members of the Company is proposed at the next Annual General Meeting of the Company following the date of his/her appointment and also at each subsequent Annual General Meeting of the Company thereafter at which he/she stands for re-election;

(ii)                                  save with the written approval of the Shareholder, the Company shall procure that the Board shall not terminate the appointment of, or remove from office as a Director, any Approved Non-executive Director (other than by reason of any material breach of any duty or obligation owed by that Approved Non-executive Director to the Company or persistent breaches in any 24 month period or a material breach by the Approved Non-executive Director and/or Shareholder of the terms of this agreement); and

(iii)                               if the Shareholder gives written notice to the Company retracting its designation (or other approval) of any person then holding office as an Approved Non-executive Director then the Company may, in its sole discretion acting after consultation with the Company’s Nominated Adviser, either:

(A)                               then terminate the appointment of, and remove from office as a Director, such Approved Non-executive Director (and the Shareholder shall indemnify the Company for any sum payable to such person in consequence of the termination of such appointment up to an amount not exceeding the amount of fees as may be payable to such person in lieu of any entitlement to receive notice of termination under his terms of appointment (such period of notice not to exceed 3 months)); or

(B)                               elect to retain such person as a Director,

and in either case such person shall cease to be designated an Approved Non-executive Director and the Shareholder shall be entitled to designate (or otherwise approve) a replacement Approved Non-executive Director in accordance with clause 5.1(a).

5.3                               Terms of appointment

(a)                                 For the avoidance of doubt, the designation (or approval) of an Approved Non-executive Director by the Shareholder shall not be construed as conferring any power or authority on such person to represent or act on behalf of the Shareholder (or any of its affiliates).

(b)                                 An Approved Non-executive Director shall owe fiduciary duties to the Company in his/her capacity as a Director. The Shareholder agrees that an Approved Non-executive Director shall not owe (and hereby waives) any duty or obligation (if any) to the Shareholder (or any of its affiliates) which conflicts with such Approved Non-executive Director’s fiduciary obligations to the Company.

(c)                                  An information-sharing protocol shall be established between the Company, the Shareholder and the Approved Non-executive Director in relation to the Approved Non-executive Director’s authority to share certain information in relation to the Company with the Shareholder. The Shareholder acknowledges that certain information in relation to the Company that it receives may from time to time include inside information relating to the securities of the Company and that the Shareholder and/or the Approved Non-executive Director (and the persons the Shareholder and/or the Approved Non-executive Director have disclosed that information to directly or indirectly (“disclosees”) may be insiders for the purposes of Part V of the Criminal Justice Act 1993 (“CJA”) and section 118 of the Financial Services and Markets Act 2000 (as amended from time to time) (“FSMA”) and the Market Abuse Regulation (“MAR”). The Shareholder and/or the Approved Non-executive Director shall bring to the attention of its disclosees the prohibitions on insider dealing and market abuse as set out in the CJA, FSMA and MAR respectively.

(d)                                 The full terms of appointment of an Approved Non-executive Director shall be agreed in writing, between such person and the Company (each acting reasonably and in good faith) and in consultation with the Company’s Nominated Adviser.

6.                                      Procedure on conflict

6.1                               The Shareholder shall (and shall exercise all powers vested in them to procure, so far as it is properly able, that each Associate shall) provide as soon as reasonably practicable to the Company any information in its (or any of its Associate’s) possession or control which the Company reasonably requests for the purposes of ensuring that it is satisfied that all transactions and relationships between any Member of the Company’s Group and any Member of the Shareholder’s Group are at arm’s length and on a normal commercial basis.

6.2                               The Company and the Shareholder agree that any dispute between any Member of the Company’s Group and any Member of the Shareholder’s Group relating to any such existing or proposed transaction, arrangement or agreement between any Member of the Company’s Group and any Member of the Shareholder’s Group shall be resolved by a decision of the majority of the Independent Directors.

6.3                               In event of conflict between the provisions of this agreement and the articles of association of the Company, the provisions of this agreement shall prevail as between the parties to this agreement to the extent permitted by applicable law and regulation.

7.                                      Announcements and confidentiality

7.1                               No party shall make (or in the case of the Company, permit any other Member of the Company’s Group or in the case of a Shareholder, permit any of its Associates to make) any announcement or press release concerning the subject matter of this agreement, save as required under the AIM Rules and in accordance with the AIM Nomad Rules or under the Listing Rules of the London Stock Exchange.

7.2                               Save as required in connection with Admission, each party undertakes to the others that it shall use all reasonable endeavours to ensure that any information of a secret or confidential nature received by it from any other party (“Confidential Information”) shall be treated as confidential by it and its officers, employees, advisers, representatives and agents and shall not be disclosed to any third party.

7.3                               Nothing in this clause prevents any announcement being made or any Confidential Information being disclosed:

(a)                                 with the written approval of the other parties, which in the case of any announcement shall not be unreasonably withheld or delayed; or

(b)                                 to the extent required by law or by the London Stock Exchange or any other competent regulatory body, but a party required to disclose any Confidential Information or make any announcement shall promptly notify the other parties where practicable and lawful to do so, before disclosure occurs and co-operate with the other parties regarding the timing and content of such disclosure or announcement or other action which the other parties may reasonably elect to take to challenge the validity of such requirement.

7.4                               Nothing in this clause prevents disclosure of Confidential Information by any party:

(a)                                 to the extent that the information is in or comes into the public domain (which includes the summary of the terms of this agreement in the admission document to be published by the Company in connection with Admission) other than as a result of a breach of any undertaking or duty of confidentiality by that party;

(b)                                 to that party’s professional advisers, auditors or bankers, but before any disclosure to any such person, the relevant party shall procure that he is made aware of the terms of this clause and shall use its reasonable endeavours to procure that such person adheres to those terms as if he were bound by the provisions of this clause; or

(c)                                  received in good faith by the recipient from a third party that is not knowingly used or disclosed to others by the recipient party in breach of this clause.

7.5                               The Shareholder shall, and shall procure that each of its Associates shall, provide all reasonable cooperation and information which the Company may reasonably require and comply with all other requests which the Company may reasonably make in connection with any announcement which the Company is required to make pursuant to the AIM Rules as a result of any transaction or other relationship entered into between the Company’s Group and any Member of the Shareholder’s Group.

7.6                               The Shareholder acknowledges that all directors of the Company owe fiduciary duties to the Company and shall be obliged to act and vote on all matters pertaining to the Board in what they perceive to promote the success of the Company.

8.                                      Capacity

The Shareholder warrants and represents to the other parties that the Shareholder has the power to enter into this agreement and to exercise the Shareholder’s rights and perform the Shareholder’s obligations hereunder and all corporate and other action required to authorise the Shareholder’s execution of this agreement and the Shareholder’s performance of its obligations hereunder has been duly taken.

9.                                      Notices and other communications

9.1                               Where this agreement provides for the giving of notice or the making of any other communication, such notice or communication shall not (unless otherwise expressly provided) be effective unless given or made in writing in accordance with the following provisions of this clause.

9.2                               Any notice or communication to be given or made under or in connection with this agreement may be:

(a)                                 delivered or sent by post to the address of the relevant party as set out on the first page of this agreement (such addresses being referred to below as the “Postal Address” of the relevant party); or

(b)                                 sent by fax, email or other electronic communication to:

Shareholder	XXXX@orbimed.com

Company	XXXX@veronapharma.com XXXX@veronapharma.com

Nomad	XXXX@n1singer.com

9.3                               Any notice or other communication so delivered or sent shall (subject to the provisions of clause 9.5(c)) be deemed to have been served when received except that if it is received between 5.30 p.m. on a Relevant Day and 9.00 a.m. on the next Relevant Day it shall be deemed to have been served at 9.00 a.m. on the second of such Relevant Days.

9.4                               Where any party has given notice to another party of any different address or number to be used for the purposes of this clause then such different address or number shall be substituted for that shown above.

9.5                               For the purposes of this clause:

(a)                                 “Relevant Day” means any day other than a Saturday, Sunday or a day which is a public holiday at the Postal Address of the receiving party;

(b)                                 any reference to a time is to the time at the Postal Address of the receiving party;

(c)                                  reference to an electronic communication being received shall mean receipt at a server located in any office of the corporate body or partnership which receipt shall, notwithstanding the provisions of clause 9.3, and in the absence of evidence of earlier receipt, be deemed to have occurred 48 hours after sending; and

(d)                                 “electronic communication” has the same meaning as in the Electronic Communications Act 2000.

10.                               Remedies and waivers

10.1                        The single or partial exercise of any right, power or remedy provided by law or under this agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

10.2                        The rights, powers and remedies provided in this agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

10.3                        In deciding whether to enforce this agreement against the Shareholder, the Company shall consult with the Company’s Nominated Adviser.

10.4                        Without prejudice to any other rights and remedies which any party may have, each party acknowledges and agrees that damages would not be an adequate remedy for any breach by any party of this agreement and either party shall be entitled to seek the remedies of injunction, specific performance and other equitable relief (and neither of the parties shall contest the appropriateness or availability thereof), for any threatened or actual breach of any such provision of this agreement by any party and no proof of special damages shall be necessary for the enforcement by any party of the rights under this agreement.

11.                               Invalidity

If at any time any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

(a)                                 the legality, validity or enforceability in that jurisdiction of any other provision of this agreement; or

(b)                                 the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this agreement.

12.                               Entire agreement

This agreement constitutes the entire agreement between the parties about the subject matter of this agreement and supersedes all earlier understandings and agreements between the parties and all earlier representations by any party about such subject matter.

13.                               Additional Rights

13.1                        If Shareholder is not represented on the Board, Shareholder shall be entitled to consult with and advise management of the Company on significant business issues, including management’s proposed annual operating plans, and management will meet with Shareholder regularly during each year at the Company’s facilities at mutually agreeable times for such consultation and advice and to review progress in achieving said plans.

13.2                        Shareholder may examine the books and records of the Company and inspect its facilities and may request information at reasonable times and intervals concerning the general status of the Company’s financial condition and operations, provided that access to highly confidential proprietary information and facilities need not be provided.

13.3                        If Shareholder is not represented on the Board, the Company shall, concurrently with delivery to the Board, give a representative of Shareholder copies of all notices, minutes, consents and other material that the Company provides to its directors, except that the representative may be excluded from access to any material or meeting or portion thereof if the Board determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege, to protect highly confidential proprietary information, or for other similar reasons.  Upon reasonable notice and at a scheduled meeting of the Board or such other time, if any, as the Board may determine in its sole discretion, such representative may address the Board with respect to Investor’s concerns regarding significant business issues facing the Company.  The Shareholder acknowledges and agrees that it shall continue to be subject to the information-sharing obligation referenced in clause 5.3(c) during the period that this clause 13 remains in effect. The Shareholder shall bring to the attention of its disclosees the prohibitions on insider dealing and market abuse as set out in the CJA, FSMA and MAR respectively.

13.4                        The provisions of this clause 13 will terminate and be of no further force or effect upon the earlier to occur of (i) the consummation of the sale of the Company’s securities pursuant to a registration statement filed by the Company under the Securities Act, in connection with the firm commitment underwritten offering of its securities to the general public, or (ii) the date upon which Shareholder ceases to hold at least fifty per cent. (50%) of the New Ordinary Shares purchased by Shareholder in the fundraising referenced in recital (A) of this agreement.

14.                               Miscellaneous

14.1                        Each party shall bear its own costs incurred in connection with this agreement.

14.2                        This agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same document.

14.3                        This agreement may only be varied in writing signed by or on behalf of each of the parties.

15.                               Governing law and jurisdiction

15.1                        This deed shall be governed by, and construed in all respects in accordance with English law.

15.2                        The parties agree to submit to the exclusive jurisdiction of the courts of England and Wales.

The parties to this deed have executed and delivered this deed as a deed on the date shown on the first page.

EXECUTED by
ORBIMED PRIVATE INVESTMENTS VI, LP

By:	OrbiMed Capital GP VI LLC,
its General Partner

By:	OrbiMed Advisors LLC,
its Managing Member

By:	/s/ Carl Gordon
Name: Carl Gordon
Title: Member

EXECUTED as a deed by	)
VERONA PHARMA PLC	)
acting by a director	)
in the presence of:	)

(Witness signature)

(Witness name)

(Witness address)

(Witness occupation)

EXECUTED as a deed by	)
NPLUS1 SINGER ADVISORY LLP	)
acting by:	)

Director, Corporate Finance

Member